Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-178051 and 333-253317) of our report dated June 12, 2025, with respect to the financial statements and supplemental schedule of the Markel Group Inc. Retirement Savings Plan included in this Annual Report on Form 11-K for the year ended December 31, 2024.

/s/ Forvis Mazars, LLP

Asheville, North Carolina
June 12, 2025